EXHIBIT No. 2


               SERIES A: CONVERTIBLE, REDEEMABLE PREFERRED STOCK

                     CERTIFICATE SETTING FORTH RESOLUTIONS


BY THE BOARD OF DIRECTORS FOR CASSCO CAPITAL CORPORATION
(Pursuant to the Delaware Corporation Code)

We, the undersigned, as the President and Secretary of Cassco Capital Corporation, a Delaware corporation, the Articles of Incorporation of which are on file in the office of the Secretary of State for the State of Delaware, DO EACH HEREBY CERTIFY AND VERIFY: that the Board of Directors of Cassco Capital Corporation, in accordance with said articles and pursuant to the laws of the State of Nevada, duly adopted on February 16, 2000, the preambles and resolutions attached hereto.

IN WITNESS WHEREOF: We have set our hands and the corporate seal this 16th day of February, 1999.

CASSCO CAPITAL CORPORATION

By: /s/ Richard Gregory
-----------------------
Richard Gregory, President

[SEAL]

Attest:
Mark S. Pierce, Secretary

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                  UNANIMOUS CONSENT IN LIEU OF SPECIAL MEETING

BOARD OF DIRECTORS
FOR
CASSCO CAPITAL CORPORATION
(February 16, 2000)

Pursuant to the provisions of the Delaware Corporation Code, which provide that action required or permitted by said code to be taken at a meeting of the board of directors of a corporation may be taken without a meeting with the same force and effect as a unanimous vote of said board if the action is (i) evidenced by one or more written consents describing the action taken, (ii) signed by each director and (iii) delivered to the secretary of the corporation for filing with the corporate records the undersigned, being the sole member of the board of directors of Cassco Capital Corporation (the Board of Directors and the Company, respectively), does hereby waive any and all notice which may be required to be given with respect to a meeting of the Board of Directors and do hereby take, ratify, confirm and approve the following action this 16th day of February, 2000.

WHEREAS, the Company entered into a Reorganization Agreement with S&J (Chatteris) Holdings on December 1, 1999; WHEREAS, the Reorganization Agreement required S&J to perform certain conditons; WHEREAS, S&J did not perform under the Reorganization Agreement and did not perform the aforesaid conditions; WHEREAS, Mr. Gregory, deeming such to be in the best interests of the Company instructed counsel to forward a letter to S&J on behalf of the Company informing S&J of the Company's election to rescind the Reorganization Agreement; WHEREAS, the Reorganization Agreement has now been rescinded and the shares of common stock issued thereunder returned to treasury; WHEREAS, the Company has been informed by Mr. Gregory that he no longer desires to be an officer or a director of the Company; WHEREAS, Mr. Charles Stidham has agreed to serve as the sole officer and director of the Company; WHEREAS, the Board of Directors finds the appointment of Mr. Stidham as aforesaid and on such terms and conditions as have previously been discussed to be in the best interests of the Company; WHEREAS, as a part of Mr. Stidham's compensation, it is necessary to grant an option under the Company's previously adopted ISOP and create a class of preferred stock; and WHEREAS, the Articles of Incorporation governing the Company permit the issuance of preferred shares in series with such designations, preferences and relative participating option or other rights and qualifications, limitations and restrictions as may be fixed by the Board of Directors, including, without limitation, the rate of dividends and redemption and conversion prices, all of which are to be determined after giving consideration to the financial and general condition of the Company and to the condition of the securities' markets, if any, existing at the time of issuance;

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NOW, THEREFORE, BE IT RESOLVED,

(1) The actions of Mr. Gregory in rescinding the Reorganization Agreement are hereby confirmed, ratified and approved effective February 14, 2000, including, but not limited to, his instructing counsel to prepare notification of such. (2) Mr. Stidham is hereby appointed to the Board of Directors and is hereby elected to serve as President, Chief Executive Officer, Treasurer and Chief Financial and Accounting Officer. (3) Mr. Stidham, as partial consideration for his agreeing to serve as an officer and director of the Company, is hereby granted an option under the ISOP to acquire up to 930,000 shares of common stock at the greater of market price or $.05 at either the date of grant or exercise. (4) The Board of Directors hereby authorizes the Company to issue and deliver for the purpose of engaging Mr. Stidham One Million (1,000,000) shares of its Series A:
Convertible, Redeemable Preferred Stock valued at $1,000 in the aggregate, which series shall have the following features: (a) Dividends - the series shall not pay a dividend; (b) Conversion the series shall be convertible on five day's prior, written notice in whole or in part at any time and from time to time on the basis of one preferred share for twenty (20) common shares and without the payment of any additional consideration; (c) Redemption - the Company may redeem all or any part of the preferred shares at any time and from time to time after 30 days' prior, written notice, payment of $.25 per preferred share in cash and prior to conversation; (d) Liquidation Preference - the holders of the series shall be entitled to a liquidation preference over any existing or subsequently established class or series of outstanding stock of the Company in the amount of $.25 per share; (e) Sinking Fund - the holders of this series shall not be entitled to the establishment of any sinking fund for the purpose or retiring the shares of the series or for any other purpose; (f) Voting Rights - the series shall vote as a class with the common shares and shall have twenty (20) votes per preferred share; (g) Additional Provision - the series shall be issued, upon compliance with the laws of the State of Delaware, in accordance with those terms set forth on Exhibit A hereto, which is specifically incorporated herein by this reference and adopted as the act of the Company. (5) The President be, and he hereby is, authorized to take any and all action reasonable and necessary under the circumstances to effectuate the foregoing.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Board of Directors, have hereunto set their hands effective as of the date first specified above.

/s/ Richard Gregory
-------------------
Richard Gregory, Director

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                                   EXHIBIT A

          SERIES A: REDEEMABLE, CONVERTIBLE PREFERRED STOCK PROVISIONS

The Series A: Convertible, Redeemable Preferred Stock (the Preferred Stock or the Series A Preferred Stock) shall consist of one (1) series of One Million (1,000,000) shares of the preferred stock of Cassco Capital Corporation (the Company), with each share to be identical to every other in all respects. The following sets forth the provisions of the Series A Preferred Stock.

Part 1: Dividends - The holders of the issued and outstanding Preferred Stock shall not be entitled to receive dividends.

Part 2: Conversion - The holders of the Preferred Stock shall be entitled on five day's previous, written notice to convert at any time and from time to time all or any portion of the Preferred Stock into common shares of the Company on the basis of one preferred share for 20 common shares. No additional consideration shall be paid by a holder of Preferred Stock on conversion. This conversion right shall expire at the close of business on February 16, 2001.

Part 3: Redemption - The Company may, on 30 days' prior, written notice, elect to redeem all or any part of the preferred stock at any time and from time to time on payment of the price of $.25 per share. A Preferred Stock holder may elect to convert at any time prior to redemption. This redemption right shall expire at the close of business on February 16, 2002.

Part 4: Liquidation - The Preferred Stock shall be entitled to preferential liquidation rights over any other class or series of stock previously or which may subsequently be issued by the Company in the amount of $.25 per share.

Part 5: Sinking Fund - The Preferred Stock shall not be entitled to the establishment of any sinking fund for any purpose.

Part 6: Voting Rights - The Preferred Stock shall vote as a class with the common stock of the Company. Each share of Preferred Stock shall have twenty
(20) votes.

Part 7: Additional Provisions - The Preferred Stock may not be subordinated in any respect to the terms and provisions of the Common Stock and to the terms and provisions of any other series of the outstanding preferred stock of the Company which may be issued and become outstanding subsequent to the Preferred Stock.